Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 to the AGREEMENT AND PLAN OF REORGANIZATION is entered into as of July 26, 2017 by and among Naked Brand Group Inc. (“Naked”), Bendon Limited (“Bendon”), Bendon Group Holdings Limited (“Holdco”), Naked Merger Sub Inc. (“Merger Sub”) and Bendon Investments Limited (“Principal Shareholder”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Agreement and Plan of Reorganization dated as of May 25, 2017 (the “Merger Agreement”) providing for the Merger; and

WHEREAS, in accordance with Section 9.10 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The first sentence of Section 5.1(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

“Holdco shall use its best efforts to prepare and file with the Securities and Exchange Commission (“SEC”) under the Securities Act, and with all other applicable regulatory bodies, on or before August 25, 2017, a registration statement on Form F-4 with respect to the Holdco Ordinary Shares into which the outstanding shares of Naked Common Stock will be converted in connection with the Merger (including any amendments or supplements thereto, the “Registration Statement”), which Registration Statement shall include proxy materials to be used for the purpose of soliciting proxies from holders of Naked Common Stock to vote, at a meeting of holders of Naked Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby (the “Naked Stockholder Approval”).”

2.	Section 7.3(a) of the Merger Agreement is hereby amended in its entirety to read as follows:

“All fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses whether or not the Merger, the Reorganization and the other transactions contemplated hereby are consummated; provided however that Bendon shall pay Naked’s public company operating expenses for the months of September 2017 and October 2017, within five (5) business days of submission by Naked to Bendon of invoices evidencing such monthly expenses, in amounts not to exceed $130,000 per month, in accordance with the Budget regardless of whether or not the Merger is consummated so long as this Agreement is not terminated by Bendon pursuant to Section 7.1(c). Notwithstanding anything to the contrary herein, including Section 7.1(d)(i), in the event that HoldCo, Bendon or Merger Sub breaches this Section 7.3(a), and such breach remains uncured for a period of ten (10) days after delivery of written notice from Naked to Holdco, Bendon or Merger Sub of such breach, then Naked may terminate this Agreement.”

3.	The reference to October 30, 2017 in Section 7.3(b)(i)(B) is hereby amended to be December 31, 2017.

4.            Except as specifically provided in this Amendment No. 1, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 1, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Amendment No. 1 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

NAKED BRAND GROUP INC.

By:	/s/ Carole Hochman
Name: Carole Hochman
Title: Chief Executive Officer

BENDON LIMITED

By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Chairman

BENDON GROUP HOLDINGS LIMITED

By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Director

NAKED MERGER SUB INC.

By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Chief Executive Officer

BENDON INVESTMENTS LIMITED

By:	/s/ Justin Davis-Rice
Name: Justin Davis-Rice
Title: Director

3